Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Moatable Inc. on Form S-8, (File No. 333-177366, File No. 333-209734 and File No. 333-227886) of our report dated April 3, 2024, with respect to our audits of the consolidated financial statements and related notes of Moatable Inc. as of December 31, 2022 and 2023 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Moatable Inc. for the year ended December 31, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 3, 2024